UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of the earliest event reported) June 15, 2012

Assisted Living Concepts, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-13498	93-1148702
(State or Other Jurisdiction	(Commission	(IRS Employer
Of Incorporation)	File Number)	Identification No.)

W140 N8981 Lilly Road,
Menomonee Falls, Wisconsin		53051
(Address of Principal Executive Offices)		(Zip Code)

(262) 257-8888

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 15, 2012, Assisted Living Concepts, Inc. (“ALC”) signed and closed on an agreement (the “ Purchase Agreement”) with Ventas Realty, Limited Partnership (“Ventas Realty”) and MLD Delaware Trust (“MLD”) to purchase 12 residences consisting of 696 units (the “Properties”) for a purchase price of $97 million plus $3 million for a litigation settlement fee plus Ventas’s expenses in connection with the litigation. The Properties, five located in Georgia, four in South Carolina and one in each of Florida, Alabama and Pennsylvania were previously operated by ALC under (i) the Amended and Restated Master lease Agreement, dated as of January 1, 2008, between Ventas and various ALC subsidiaries signatory thereto, and (ii) the Master Lease and Security Agreement, effective January 1, 2002, between MLD Delaware Trust and ALC (together the “Master Leases”). The transaction was funded with borrowings available under ALC’s $125 million revolving credit agreement.

As part of the Purchase Agreement, Ventas Realty and MLD have agreed to release all past, present and future claims with respect to the Master Leases, the Properties and the Guaranty of Lease dated as of January 1, 2008 made by ALC for the benefit of Ventas Realty Limited Partnership as well as those set forth in the complaint and amended complaint filed in Ventas Realty, Limited Partnership v. ALC CVMA, LLC, et al., 12-cv-03107, in the United States District Court for the Northern District of Illinois. Additionally, pursuant to the Purchase Agreement, ALC is obligated to indemnify Ventas against losses from third party claims, arising on or prior to the six year anniversary of the Purchase Agreement, relating to the Master Leases or the Properties.

ALC will no longer be obligated under the Master Leases which provided for cash rent payments of $6.4 million and $1.6 million for the year ended December 31, 2011 and the quarter ended March 31, 2012, respectively. Interest on borrowings under ALC’s Revolver is expected to be at a rate of LIBOR plus 3.00%. Assuming a consistent LIBOR rate, annual pre-tax cash savings in 2011 would have been approximately $3.2 million. ALC is still in the process of determining other accounting implications related to this transaction.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as exhibit 10.1 to this Current Report on Form 8-K.

Item 1.02 Termination of a Material Definitive Agreement.

On June 15, 2012, in connection with the purchase and sale of the Properties and the mutual release, ALC and Ventas as lessor, terminated the Master Leases and the Guaranty of Lease dated as of January 1, 2008 made by ALC for the benefit of Ventas. ALC will thus no longer be obligated under the Master Leases, which provided for cash rent payments of $6.4 million and $1.6 million for the year ended December 31, 2011 and the quarter ended March 31, 2012, respectively.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosure set forth in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(b) Pro Forma Financial Statements

The unaudited pro forma financial statements and related notes giving effect to the purchase discussed in Item 1.01 are included as Exhibit 99.1 to this Current Report on Form 8-K. The unaudited pro forma condensed consolidated financial statements of income for the three months ended March 31, 2012 and the year ended December 31, 2011, present the results of operation and financial position as if the purchase had occurred on January 1, 2011. The unaudited pro forma condensed consolidated balance sheet gives effect to the acquisition as if it had occurred on March 31, 2012. The all intends to adjust its estimate of fair value allocations and amounts charged to income associated with the transaction based upon final valuation and such changes could be materially different than the amounts included in the pro forma financial statements included in Exhibit 99.1. The all paid $100.0 million plus fees and expenses for the 12 properties and is currently estimating the fair value of the assets received to be approximately $65.0 million. The difference represents the estimated fair value lease termination fee, the write-off of the operating lease intangible, and a litigation settlement fee and deal costs.

(d) Exhibits

The following exhibits are being filed or furnished herewith:

10.1	Purchase and Sale Agreement by and between Ventas Realty, Limited Partnership and MLD Delaware Trust as sellers and Assisted Living Concepts, Inc. as purchaser made and entered into as of June 15, 2012.

99.1	Unaudited Pro Forma Condensed Consolidated Financial Statements of Assisted Living Concepts, Inc.

99.2	Press release, dated June 15, 2012, issued by Assisted Living Concepts, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: June 21, 2012

By:	/s/ John Buono
John Buono
Senior Vice President, Chief Financial Officer & Treasurer